Exhibit 32.1
Certification
Pursuant to 18 U.S.C. § 1350, the undersigned officer of Thomas Weisel Partners Group, Inc. (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Dated: May 8, 2006	/s/ Thomas W. Weisel

Thomas W. Weisel
Chief Executive Officer
     The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Quarterly Report or as a separate disclosure document.